Exhibit 2

Denison Mines Corp.

Atrium on Bay, 595 Bay Street, Suite 402

Toronto, ON M5G 2C2

Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com

PRESS RELEASE

DENISON ANNOUNCES 28.2 MILLION LB. INCREASE IN

INFERRED RESOURCES ON MUTANGA PROJECT, ZAMBIA

Toronto, ON – February 27, 2012 . Denison Mines Corp. (TSX:DML) (NYSE AMEX:DNN) (“Denison” or the “Company”) is pleased to announce that it has recently completed a mineral resources estimate on its 100% owned Mutanga Project based on the results of its 2011 drill program, and this new estimate significantly expands the mineral resources at the Mutanga Project.

The new Dibwe East Inferred resource, located between the main Mutanga and Dibwe deposits was estimated as of February 24, 2012, in accordance with National Instrument 43-101 (“NI 43-101”), to be 39.8 million tonnes grading 322 ppm eU3O8, containing 28.2 million lbs. The Inferred resource is in accordance with CIM Definition Standards and is based on a cut-off grade of 100 ppm eU3O8.

Ron Hochstein, President and C.E.O. of Denison commented, “Several targets are yet to be tested to potentially further increase the resources. The 2012 drill program will focus on a number of these targets.”

The resource estimated at the Dibwe East deposit represents a significant discovery of continuous uranium mineralization associated with known ore-bearing geologic sediments. The Dibwe East deposit consists of strata bound sedimentary uranium mineralization located in three stacked mineralized horizons extending from near-surface to depths of 130 meters.

In 2009, the Company filed a technical report for mineral resource estimates for the Mutanga Project. The following table provides a consolidated summary of the Measured, Indicated and Inferred mineral resource estimates for the Mutanga Project, including the Mutanga, Dibwe, Dibwe East, Mutanga Ext, Mutanga East and Mutanga West deposits.

Consolidated Mutanga Project Mineral Resource Estimates

	September 30,	September 30,	September 30,
Deposit	Tonnes (millions)	eU3O8 (ppm)	Lbs. U3O8 (millions)
Measured	1.9	481	2.0
Indicated	8.4	314	5.8

Measured & Indicated	10.3	345	7.8

Inferred	68.5	279	42.1

•	The resources have been estimated in accordance with CIM Definition Standards.

•	Based on a cut-off grade of 100 ppm eU3O8.

The Dibwe East resource estimate has been prepared by Denison Mines (USA) Corp., a wholly owned subsidiary of Denison. Roscoe Postle Associates, Inc. (“RPA”) was retained by the Company to independently review and verify the Dibwe East mineral resource estimate. The resource estimate is based on 237 holes totaling 21,729 meters of reverse circulation and diamond drilling carried out by Denison from 2008 through 2011 on roughly a 100 metres x 200 metres grid with 100 metre drill hole spacing along profiles. Equivalent % U3O8 (“e%U3O8”) is based on radiometric gamma probing and not chemical assays. Radiometric assays have been corrected for disequilibrium based on comparison with chemical assays in core holes. The Technical Report presenting these mineral resource estimates will be filed on SEDAR (www.sedar.com) within 45 days of this release.

Qualified Person

The technical information contained in this press release regarding the Dibwe East deposit has been prepared and verified by Mr. Mark Mathisen, P.G., Senior Project Geologist at Denison Mines (USA) Corp, who is a “Qualified Person” as defined in NI 43-101, and has been reviewed by William E. Roscoe, Ph.D. P.Eng. of RPA , who is an independent “Qualified Person” as defined in NI 43-101.

About Denison

Denison Mines Corp. is an intermediate uranium producer with production in the U.S., combined with a diversified development portfolio of projects in the U.S., Canada, Zambia and Mongolia. Denison’s assets include its 100% ownership of the White Mesa mill in Utah and its 22.5% ownership of the McClean Lake mill in Saskatchewan. The Company also produces vanadium as a co-product from some of its mines in Colorado and Utah. Denison owns interests in world-class exploration projects in the Athabasca Basin in Saskatchewan, including its flagship project at Wheeler River, and in the southwestern United States, Mongolia and Zambia. Denison is the manager of Uranium Participation Corporation (TSX-U), a publicly traded company which invests in uranium in concentrates and uranium hexafluoride.

For more information, please contact

Ron Hochstein President and Chief Executive Officer	(416) 979-1991 Extension 232

Jim Anderson Executive Vice President and CFO	(416) 979-1991 Extension 372

Cautionary Statements Regarding Forward Looking Information

Certain information contained in this press release constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.

Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur”, “be achieved” or “has the potential to”.

Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this press release should not be unduly relied upon. This information speaks only as of the date of this press release. In particular, this press release may contain forward-looking information pertaining to the following: the estimates of Denison’s mineral reserves and mineral resources; estimates regarding Denison’s uranium and vanadium production levels and sales volumes; capital expenditure programs, estimated production costs, exploration and development expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium and vanadium; possible impacts of litigation and regulatory actions on Denison; exploration, development and expansion plans and objectives; Denison’s expectations regarding raising capital and adding to its mineral reserves and resources through acquisitions and development; and receipt of regulatory approvals, permits and licences and treatment under governmental regulatory regimes.

There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 28, 2011, available at http://www.sedar.com, and in its Form 40-F available at http://www.sec.gov, as well as the following: global financial conditions, the market price of Denison’s securities, volatility in market prices for uranium and vanadium; ability to access capital, changes in foreign currency exchange rates and interest rates; liabilities inherent in mining operations; uncertainties associated with estimating mineral reserves and resources and production; uncertainty as to reclamation and decommissioning liabilities; failure to obtain industry partner and other third party consents and approvals, when required; delays in obtaining permits and licenses for development properties; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; public resistance to the expansion of nuclear energy and uranium mining; uranium industry competition and international trade restrictions; incorrect assessments of the value of acquisitions; geological, technical and processing problems; the ability of Denison to meet its obligations to its creditors; actions taken by regulatory authorities with respect to mining activities; the potential influence of or reliance upon its business partners, and the adequacy of insurance coverage.

Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this press release is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this press release to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This press release may use the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.